Exhibit 5.1

Davis Polk & Wardwell llp 1600 El Camino Real Menlo Park, CA 94025 davispolk.com

October 27, 2023

Equinix, Inc.

One Lagoon Drive

Redwood City, California 94065

Ladies and Gentlemen:

We have acted as special counsel for Equinix, Inc., a Delaware corporation (the “Company”), in connection with the offering and sale by the Company of shares (the “Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”), having an aggregate offering price to the public of up to $969,649,932, pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-275203) filed on October 27, 2023 (the “Registration Statement”), a base prospectus dated October 27, 2023 and related prospectus supplement dated October 27, 2023 (the “Prospectus Supplement”), that certain equity distribution agreement dated November 4, 2022, as amended on October 27, 2023 (as so amended, the “Equity Distribution Agreement”), by and among the Company and the Managers, the Forward Purchasers and the Forward Sellers named therein, the master forward confirmations, entered into on or after November 4, 2022, between the Company and each of the Forward Purchasers (each, a “Master Forward Confirmation,” and collectively, the “Master Forward Confirmations”), and the related supplemental confirmations that may be entered into from time to time between the Company and the relevant Forward Purchaser (each, together with the relevant Master Forward Confirmation, a “Forward Sale Agreement”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion,

(i)	when the Issuance Shares (as defined in the Equity Distribution Agreement) have been issued and sold by the Company and delivered by the Company against payment therefor in accordance with the terms of the Equity Distribution Agreement, such Shares will be validly issued, fully paid and non-assessable, and

Equinix, Inc.	2	October 27, 2023

(ii)	when the Forward Hedge Shares (as defined in the Equity Distribution Agreement) are sold by the relevant Forward Seller and delivered by the relevant Forward Seller against receipt of the purchase price therefore, in accordance with the terms of the Equity Distribution Agreement, such Forward Hedge Shares will be validly issued, fully paid and non-assessable.

In rendering the foregoing opinion, we have assumed that (x) the Shares will not be issued or transferred in violation of any restriction or limitation contained in Article XI of the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), (y) upon the issuance of such Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter, and (z) the terms of certain sales of the Shares pursuant to the Equity Distribution Agreement or a Forward Sale Agreement, as the case may be, will be authorized and approved by the Board of Directors of the Company or a committee thereof established by the Board of Directors of the Company with the authority to issue and sell the Shares pursuant to the Equity Distribution Agreement or the applicable Forward Sale Agreement in accordance with the General Corporation Law of the State of Delaware, the Charter, the Amended and Restated Bylaws of the Company and the resolutions of the Board of Directors of the Company.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Davis Polk & Wardwell LLP